Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 28, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2006 Annual Report to Shareholders, which is incorporated by reference in Workstream Inc.’s Annual Report on Form 10-K for the year ended May 31, 2006. We also consent to the incorporation by reference of our report dated July 28, 2006 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Ottawa, Ontario
December 14, 2006